Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
at August 31, 2019

	Jurisdiction of	Percent of
Name of Corporation	Incorporation	Ownership
Winnebago Industries, Inc.	Iowa	Parent
Winnebago of Indiana, LLC	Iowa	100%
Grand Design RV, LLC	Indiana	100%
Winnebago Industries Holdco, LLC	Delaware	100%
Octavius Corporation	Delaware	100%
Chris-Craft Limited Jersey, Channel Islands Holding Company LLC	Jersey Channel Islands	100%
Chris-Craft USA, Inc.	Delaware	100%
CC Marine Brand Acquisition LLC	Delaware	100%
Chris Craft Corporation	Delaware	100%
CC Property Acquisition LLC	Delaware	100%